EXHIBIT 99.1

This statement on Form 3 is filed jointly by each of the undersigned. The principal business address of each of these reporting persons is 7615 Zionsville Road, Indianapolis, IN 46268.

Name of Designated Filer: Andretti Sponsor LLC

Date of Event Requiring Statement: January 12, 2022

Issuer Name: Andretti Acquisition Corp. (WNNR)

Andretti Sponsor LLC

By:	/s/ William M. Brown
Name:	William M. Brown
Title:	Chief Financial Officer

By:	/s/William M. Brown, as attorney-in-fact for Michael M. Andretti
Name:	Michael M. Andretti

By:	/s/William M. Brown, as attorney-in-fact for William J. Sandbrook
Name:	William J. Sandbrook

By:	/s/William M. Brown
Name:	William M. Brown